Exhibit 99.1

Investor Contact: Jay Worley (610) 902-6206 jay.worley@airgas.com	Media Contact: James Ely (610) 902-6010 jim.ely@airgas.com

For release:	Immediately
Airgas Appoints Tom Smyth VP Controller
RADNOR, PA — November 15, 2006 — Airgas, Inc. (NYSE: ARG) today announced the appointment of Thomas M. Smyth as vice president, controller and chief accounting officer. He had served as vice president, internal audit for Airgas since 2004 and had led the internal audit function since joining Airgas in 2001.
Smyth’s appointment fills the vacancy created when Robert M. McLaughlin was promoted to senior vice president and chief financial officer last month.
“As controller, I have worked closely with Tom on Sarbanes Oxley compliance and other key projects, and we share an approach to use these financial initiatives to drive operational excellence as well as controllership,” said McLaughlin. “Tom is a strong leader and has done a very effective job in enhancing the internal audit function for Airgas. I look forward to his contributions in the broader responsibilities as controller.”
Smyth joined Airgas in February 2001 as director of internal audit and became vice president in August 2004. Prior to joining Airgas, Smyth served for four years at Philadelphia Gas Works, where he served in internal audit, controller, and chief accounting roles. Previously, he had spent 12 years with Bell Atlantic, now Verizon, in a variety of internal audit and general management roles and in similar positions during eight years at Amtrak.

Smyth received a bachelor of science degree from Delaware Valley College and an MBA from LaSalle University. He is a Certified Public Accountant. Smyth and his family live in Northeast Philadelphia, PA.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and related hardgoods, such as welding equipment and supplies. Airgas is also the third-largest U.S. distributor of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 10,000 employees work in about 900 locations including branches, retail stores, gas fill plants, specialty gas labs, production facilities, and distribution centers. Airgas also distributes its products and services through eBusiness, catalog, and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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